                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C

   Information Statement Pursuant to Section 14(c) of the Securities Exchange
                                   Act of 1934

Check the appropriate box:
[X] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)
    (2))
[ ] Definitive Information Statement

                         MULTI-BENEFIT REALTY FUND '87-1
                        A CALIFORNIA LIMITED PARTNERSHIP
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required
[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies: Limited Partnership Units

(2) Aggregate number of securities to which transaction applies: 171,436 Limited Partnership Units

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $4,551,500

(4) Proposed maximum aggregate value of transaction: $4,551,500

(5) Total fee paid: $535.71

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

                              INFORMATION STATEMENT
                                       FOR
                         MULTI-BENEFIT REALTY FUND '87-1
                        A CALIFORNIA LIMITED PARTNERSHIP
                           c/o THE ALTMAN GROUP, INC.
                                1200 Wall Street
                                    3rd Floor
                               Lyndhurst, NJ 07071

Dear Limited Partner:

      We are sending you this information statement to inform you that Concap Equities, Inc., a Delaware corporation, the general partner (the "General Partner") of Multi-Benefit Realty Fund '87-1, a California limited partnership (the "Partnership"), has agreed to sell the Partnership's apartment complex known as Hunt Club Apartments, in Indianapolis, Indiana (the "Property") to Prime Quest Management, LLC, an Illinois limited liability company (the "Buyer"), an unaffiliated third party, for $4,551,500 (less lender fees and penalties required to prepay the existing loan encumbering the Property). The transaction will involve the payment in full, out of the purchase price, of approximately $3,438,602 (estimated balance as of September 30, 2005) outstanding principal balance of the loan encumbering the Property. As more fully described below, the General Partner and holders of greater than 50% of the limited partnership units intend to consent to the sale. After the sale closes, we estimate that there will be approximately $0 per class "A" unit and $8 per class "B" unit in pre-tax distributions to distribute to the holders of class "A" and class "B" limited partnership units, respectively. These estimates assumes that the sale of the Property is consummated as of September 30, 2005. This is an estimate, and as explained below, it is based upon a number of assumptions.

      We expect the distribution to the to holders of class "B" limited partnership units will occur approximately 90 days after the sale closes. This information statement contains information about the sale and the reasons that the General Partner has decided that the sale is in the best interests of the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

           The date of this information statement is [_______], 2005.

      This information statement is being mailed on or about the date hereof to all holders of the limited partnership units of the Partnership at the close of business on [_______], 2005.

                           SUMMARY OF THE TRANSACTION

      The following is a brief summary of certain terms of the Partnership's proposed sale of the Property pursuant to the terms of a purchase and sale agreement, dated as of August 16, 2005, as amended October 16, 2005, terminated September 23, 2005 and reinstated and amended October 11, 2005, among the Buyer, the Partnership, and four affiliates of the General Partner (the "Agreement"). For a more complete description of the terms of the Agreement, see "Summary of the Purchase and Sale Agreement" in this information statement.

Buyer...........................  Prime Quest Management, LLC, an Illinois
                                  limited liability company.

Property to Be Sold by the
Partnership.....................  Hunt Club Apartments, in Indianapolis,
                                  Indiana, together with all the improvements located on the Property and certain associated property. See "Summary of the Purchase and Sale Agreement - The Purchased Assets."

Additional Properties to Be
Sold Pursuant to the Agreement
by Affiliates of the
Partnership.....................  The Agreement also provides for the sale to the Buyer by affiliates of the Partnership of the following four additional properties: (i) Abington I Apartments, (ii) Abington II Apartments, (iii) Williamsburg on the Lake Apartments, and (iv) Pickwick Place Apartments. See "Summary of the Purchase and Sale Agreement - The Purchased Assets."

Related Purchase and Sale
Agreements .....................  Concurrently with the Agreement, two other affiliates of the General Partner executed separate purchase and sale agreements which were similarly terminated and reinstated like the Purchase Agreement (collectively, the "Related Agreements") pursuant to which such affiliates will sell the following two additional properties: (i) Salem Courthouse Apartments, and (ii) Wyckford Commons Apartments. The sales of these properties under the Related Agreements are contemplated to close on November 30, 2005, but the Partnership and the other sellers under the Agreement and the Related Agreements have the right to require that all properties under both the Agreement and the Related Agreements close simultaneously. See "Summary of the Purchase and Sale Agreement - Related Transactions."

Purchase Price and Deposit......  $4,551,500 (less lender fees and penalties required to prepay the existing loan
                                  encumbering the property), subject to certain adjustment as provided in the Agreement. The purchase price for the Property is payable as follows: (i) approximately $37,918 was paid by the Buyer as an initial deposit upon the execution of the Agreement, (ii) approximately $53,085 was paid by Buyer as an additional deposit following the reinstatement of the Agreement, and (iii) the balance of the purchase price is to be paid in cash at the closing. See "Summary of the Purchase and Sale Agreement - Purchase Price and Deposit" and "
                                  - Payoff of Existing Loan on the Property."

                                  The Related Agreements contain similar
                                  provisions, and collectively the Agreement and the Related Agreements required an aggregate initial deposit of $500,000 and an aggregate additional deposit of $700,000. Each property in the disposition pool was allocated a portion of the initial deposit and the additional deposit based upon the ratio that such property's respective purchase price bears to the aggregate $60,000,000 purchase price for all seven properties. See "Summary of the Purchase and Sale Agreement - Purchase Price and Deposit."

Closing.........................  The closing of the Agreement, including the sale of the Property, is scheduled to occur on November 30, 2005. The closing date is subject to extension pursuant to the terms of the Agreement. See "Summary of the Purchase and Sale Agreement - Closing."

Closing Conditions..............  Each seller's, including the Partnership's, obligation to complete the sale of its
                                  respective property is subject to certain customary conditions, including obtaining (i) the applicable lender approval of the loan assumption and release for Williamsburg on the Lake Apartments (the "Williamsburg Loan Assumption Approval"), and (ii) the applicable housing authority approval of the Buyer's assumption of the housing assistance program agreements for Williamsburg on the Lake Apartments, Abington I Apartments, and Abington II Apartments (the "HAP Assumption Approvals"). The Buyer's obligation to close the sale of the properties is also subject to certain customary conditions. See "Summary of the Purchase and Sale Agreement - Conditions to the Parties' Obligation to Close."

Representations and               The Agreement contains certain customary
Warranties......................  representations and warranties by the Buyer and each seller under the Agreement, including the Partnership. The Partnership's representations and warranties survive for a period of nine months after the closing on the Property. See "Summary of the Purchase and
                                  Sale Agreement - Representations and
                                  Warranties."

Covenants.......................  The Agreement contains certain customary covenants by each seller under the Agreement, including the Partnership. See "Summary of the Purchase and Sale Agreement - Covenants."

Termination.....................  The Agreement contains certain customary termination rights on behalf of the Buyer and the Partnership and the other sellers, including the failure of certain closing conditions, events of default, and certain other material matters with respect to a property. The Agreement provides that in certain circumstances it may be terminated either in whole or in part with respect to the Property and the other properties to be sold pursuant to the Agreement. See "Summary of the Purchase and Sale Agreement - Closing", "- Conditions to the Parties' Obligation to Close" and "- Certain Other Termination Rights."

Indemnification.................  The sellers under the Agreement and the
                                  Related Agreements, including the Partnership, negotiated an aggregate maximum liability of $1,000,000 for breaches of all representations and warranties by all of the sellers under the Agreement and the Related Agreements. As a result, it is possible that the Partnership could be liable for up to $1,000,000 for a breach of the Partnership's representations and warranties under the Agreement, subject to certain reductions as provided in the Agreement. See "Summary of the Purchase and Sale Agreement - Representations and Warranties."

Use of Proceeds.................  The Partnership intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness and other liabilities of the Partnership, including certain indebtedness owed to the General Partner and its affiliates. See "Use of Proceeds" and "Interests of

                                  Certain Persons in the Sale."

Plans After the Sale............  Upon the completion of the sale of the
                                  Property and after the payment of the
                                  transaction related costs and other
                                  outstanding obligations of the Partnership, including costs associated with the litigation the Partnership will be dissolved and its affairs wound up as required by Section 9.01 of the Partnership's Amended and Restated Agreement of Limited Partnership, dated December 7, 1986, as amended on October 23, 1990 (the "Partnership Agreement"). See "Plans After the Sale," "Legal Proceedings" and "Federal Income Tax Consequences."



                              REASONS FOR THE SALE

      The General Partner has determined that the sale is in the best interests of the limited partners after considering a number of factors, including the following:

      - The Property was completed in 1972, and given its age, the Property probably will require substantial capital expenditures in the future for which existing reserves will not be adequate.

      - Market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms and the general withdrawal of capital from the stock markets and into alternative investments such as real estate.

      - The current economic downturn may make it difficult to find a buyer at a future date or to sell the Property at as favorable a price.

      For these reasons, the General Partner has approved the sale and the Agreement, and, as described more fully below, it is anticipated that limited partners holding a majority of the limited partnership units also will approve the sale and the Agreement.

                                THE SALES PROCESS

      In March 2005, we hired Marcus & Millichap, a national real estate brokerage firm to market the Property nationally and 6 properties located in Indiana. They marketed the property nationally to prospective buyers known to be interested in the acquisition of multifamily housing projects similar to the Property. The broker received offers from 12 potential purchasers. We evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. We chose to accept the offer by the Buyer described in this letter based on these criteria. Neither the General Partner nor its affiliates bid on the Property.

      Apartment Investment and Management Company ("AIMCO"), an affiliate of the General Partner, has varying ownership interests in each of the seven properties being sold to the Buyer pursuant to the Agreement and the Related Agreements. Only two of the seven properties being sold are 100% owned by AIMCO (the two properties are Abington I Apartments and the Abington II Apartments). AIMCO's ownership interest in Hunt Club is approximately 65.60% as to the Partnership's "A" Units and 53.43% of the Partnership's "B" Units. (With respect to the other properties in which AIMCO does not own 100%, AIMCO owns approximately 75% of Pickwick Place, 62% of Williamsburg on the Lake, 43% of Salem Courthouse, and 65% of any capital transactions, including a sale, with respect to Wyckford Commons). For purposes of allocating the total disposition pool purchase price being paid by the Buyer to the various properties within the disposition pool, AIMCO is relying on the Buyer's allocations, which AIMCO has not influenced and which AIMCO and the General Partner believe to reflect fair market value. The purchase price allocations, including that allocated to the Property, may be changed by the Buyer before closing, based on third-party appraisals obtained by the Buyer or the Buyer's lenders or as a result of further negotiations of the total purchase price to be paid by the Buyer for the disposition pool.

                                    THE BUYER

      Prime Quest Management, LLC, which is not affiliated with the Partnership or any other seller, agreed to acquire all properties to be sold pursuant to the Agreement (and the Related Agreements), including the Property, through an arms-length negotiation. Prime Quest Management, LLC has an office located at 2824 West Coyle, Chicago, Illinois 60645. The phone number for Prime Quest Management, LLC is (773) 508-9104.

                                  THE PROPERTY

      The Partnership has owned and operated the Property, a 200-unit apartment complex located in Indianapolis, Indiana, since May 1987. The Property constitutes 100% of the Partnership's outstanding assets. There is a first mortgage loan on the Property with an unpaid balance of approximately $3,438,602 as of September 30, 2005. The loan encumbering the Property will be pre-paid in full at the closing, with the penalties and premiums associated with such prepayment to be paid by Buyer and deducted from the purchase price. The Partnership has other indebtedness of approximately $996,551, including $419,749 of indebtedness to the General Partner and its affiliates.

                              APPROVAL OF THE SALE

      The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.

      Section 2.02(b) of the Partnership Agreement permits the Partnership to sell all or substantially all of its assets if the sale is approved by the limited partners holding a majority of the limited partnership units entitled to vote thereon.

      As of October 19, 2005, the Partnership has approximately 858 limited partners who collectively own 171,436 outstanding limited partnership units. Each limited partnership unit represents approximately 0.00058% of the outstanding limited partnership units. Affiliates of the General Partner currently own approximately 63,163 class "A" limited partnership units, or 65.60% of the outstanding class "A" limited partnership units, and approximately 40,151 class "B" limited partnership units, or 53.43% of the outstanding class "B" limited partnership units. It is anticipated that the holders of these 65.60% of the outstanding class "A" limited partnership units and 53.43% of the outstanding class "B" limited partnership units will give their written consent approving and adopting the sale and the Agreement. The following limited partners are expected to execute such written consent:

                                             NUMBER OF CLASS      PERCENT OF        NUMBER OF CLASS      PERCENT OF
        NAME AND ADDRESS                       "A" LIMITED         CLASS "A"          "B" LIMITED        CLASS "B"
      OF BENEFICIAL OWNER                   PARTNERSHIP UNITS       UNITS          PARTNERSHIP UNITS       UNITS
--------------------------------            -----------------     ----------       -----------------     ----------
AIMCO Properties, L.P.
4582 S. Ulster St. Parkway
Suite 1100
Denver, CO 80237                                 34,280             35.60%              21,711             28.89%

AIMCO IPLP, LP
55 Beattie Place                                  2,243              2.33%                 210              0.28%
Greenville, SC 29601

Madison River Properties, L.L.C.
55 Beattie Place                                 21,457             22.29%              13,822             18.39%
Greenville, SC 29601

Cooper River Properties, L.L.C.
55 Beattie Place                                  5,183              5.38%               4,408              5.87%
Greenville, SC 29601

                          TOTAL:                 63,163             65.60%              40,151             53.43%

      Upon the execution of such written consent, the holders of a majority of the class "A" and "B" limited partnership units will have approved the sale and the Agreement, and, as a result, no vote of any other limited partnership unit holder will be necessary to approve the sale and the Agreement. Accordingly, the Partnership is not soliciting any other votes. Such written consent will have an effective date of November [__], 2005, which is 20 days after the mailing of this information statement. This information statement shall constitute notice to the limited partners of the Partnership with respect to this matter as required by Sections 13.02 and 13.04 of the Partnership Agreement.

                    INTEREST OF CERTAIN PERSONS IN THE SALE

      The General Partner has conflicts of interest with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership's assets are insufficient. A sale of the Property reduces the General Partner's liability for existing and future Partnership debt and liabilities. As noted above, AIMCO, an affiliate of the General Partner, has varying ownership interests in each of the seven properties being sold to the Buyer pursuant to the Agreement and the Related Agreements, including a 100% ownership interest in the Abington I Apartments and the Abington II Apartments.

      In addition, a portion of the proceeds from the sale of the Property, after payment of certain transaction costs but before distribution of any proceeds, will be used to repay indebtedness of the Partnership owed to the General Partner and its affiliates, including accrued interest thereon, estimated to be $419,749 as of September 30, 2005. This amount includes advances to the Partnership from affiliates of the General Partner as well as unpaid reimbursements of accountable administrative expenses.

                                USE OF PROCEEDS

      We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined

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by the General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price                                                                    $     4,551,500
Plus: Cash and cash equivalents                                                                  29,241
Plus: Other Partnership assets                                                                  222,628
Plus: General Partner deficit restoration obligation                                          1,534,322
Less: Mortgage debt, including accrued interest                                              (3,438,602)
Less: Debt Prepayment penalty                                                                (1,000,077)
Less: Loans from partners                                                                      (349,576)
Less: Other amounts due to the General Partner or its affiliates                                (70,173)
Less: Accounts payable, accrued expenses and other liabilities                                 (576,802)
Less: Reserves for contingencies                                                               (136,545)
Less: Closing costs/sales commissions                                                          (136,545)
                                                                                        ---------------
TOTAL                                                                                   $       629,372
                                                                                        ===============

Net proceeds                                                                            $       629,372

Percentage of proceeds allocable to class "A" limited partners                                        0%
                                                                                        ---------------
Net proceeds distributable to class "A" limited partners                                $             0

Net proceeds                                                                            $       629,372
Percentage of proceeds allocable to class "B" limited partners                                      100%
                                                                                        ---------------
Net proceeds distributable to class "B" limited partners                                $       629,372
Number of class "B" limited partnership units outstanding                                        75,152
                                                                                        ---------------
Distributable net proceeds per class "B" limited partnership unit                       $             8
                                                                                        ===============

      In addition, the sale of the Property may require the General Partner to escrow part of the proceeds from the sale for some period of time if the General Partner agrees with the Buyer to do so.

      These estimates assume that the closing of the sale occurs as of September 30, 2005 and is based on information known to the General Partner at this time. These figures will adjust based upon the fact that closing will occur after September 30, 2005. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.

                        FEDERAL INCOME TAX CONSEQUENCES

      The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to "I.R.C. Section" are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.

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

      EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.

      TAX CONSEQUENCES IF THE PROPERTY IS SOLD. The General Partner believes that a typical limited partner will recognize gain from the sale of the Property of approximately $4 per class "A" unit and $3 per class "B" unit. This gain will constitute "unrecaptured I.R.C. Section 1250 gain" that will be taxed at a maximum 25% rate to an individual limited partner. A typical individual limited partner will recognize an ordinary loss of $0 per class "A" unit and $6 per class "B" unit related to the prepayment penalty on the loan encumbering the Property. When the Partnership completely terminates (which should occur at the conclusion of the Nuanes action), a typical limited partner (the tax bases in whose units have not been adjusted on account of a sale or death) could recognize a capital loss of approximately $11 per class "A" unit and $12 per class "B" unit on account of syndication fees that are nondeductible at the Partnership level.

      The Partnership will recognize gain from a sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership's amount realized from the sale includes the sum of cash it receives from Buyer plus the fair market value of any property it receives other than money. If Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership's amount realized as though Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees and title costs, reduce the Partnership's amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership Agreement.

      To the extent that a partnership is not a "dealer" with respect to a property, any gain in excess of "depreciation recapture gain" (discussed below) and "unrecaptured I.R.C. Section 1250 gain" (discussed below) generally will be taxed as gain arising from the sale of property used in the Partnership's trade or business under I.R.C. Section 1231 ("I.R.C. Section 1231 gain"). Each limited partner will be allocated its share of the Partnership's I.R.C. Section 1231 gain, if any. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary gains to the extent of a limited partner's unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Partnership's property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

      Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., "depreciation recapture gain," is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership's depreciation recapture gain equals the amount by which the lower of the (i) amount realized, or (ii) recomputed basis (i.e., the property's basis plus all amounts allowed for depreciation) of the transferred property exceeds that property's adjusted basis.

      Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation's capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership's residential rental real property.

      In the case of limited partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership's sale of the Property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain currently is 25%. Generally, the unrecaptured Section 1250 gain tax rate applies only to individuals, trusts, and estates.

      In the case of limited partners that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership's sale of the property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently is 25%.

      In the case of limited of limited partners that are individuals, estates or trusts, gain from the sale of the Partnership's property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership's property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.

      The General Partner believes that in addition to the $0 per class "A" unit and $6 per class "B" unit of ordinary loss related to the prepayment penalty, a typical limited partner will recognize gain from the sale of the Property of approximately $4 per class "A" unit and $3 per class "B" unit as "unrecaptured I.R.C. Section 1250 gain" that will be taxed at a minimum 25% rate to an individual limited partner. The General Partner believes that note of this gain will constitute "depreciation recapture gain" or I.R.C. Section 1231 gain.

      If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership's property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner's individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

      DISTRIBUTIONS OF CASH. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner's interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner's adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner's Partnership interest will be decreased, but not below zero.

      Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income. The General Partner does not believe that any portion of a limited partner's gain will be taxable as ordinary income under I.R.C. Section 751.

      PROCEEDS AVAILABLE FOR DISTRIBUTION TO THE LIMITED PARTNERS FROM THE SALE OF THE PROPERTY AFTER REPAYMENT OF THE PARTNERSHIP'S DEBTS MAY BE LESS THAN THE GAIN RECOGNIZED BY THE PARTNERSHIP (AS A RESULT OF THE SALE) THAT IS ALLOCABLE TO THE PARTNERS, GAIN RECOGNIZED BY THE PARTNERS AS A RESULT OF ANY CASH DISTRIBUTIONS FROM THE PARTNERSHIP, AND ANY TAX LIABILITY RESULTING FROM THE FOREGOING. ACCORDINGLY, LIMITED PARTNERS MAY BE REQUIRED TO USE FUNDS FROM SOURCES OTHER THAN THE PARTNERSHIP IN ORDER TO PAY ANY TAX LIABILITIES THAT MAY ARISE AS A RESULT OF THE RECOGNITION OF GAIN.

      TAX CONSEQUENCES IF THE PROPERTY IS NOT SOLD. The Property has depreciated approximately 65% for United States federal income tax purposes. As a result, it is possible that continued operation of the Property will generate taxable income to the limited partners, since it is unlikely that there will be adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, it is anticipated that there will not be any cash available for distribution since it is expected that all or substantially all of the Property's cash flow will be used to service the Partnership's liabilities. As of September 30, 2005, the General Partner and its affiliates have made loans to the Partnership in the aggregate principal amount, plus interest, of $349,576. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership's continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return, and it will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.

                              NO APPRAISAL RIGHTS

      Limited partners are not entitled to dissenters' appraisal rights under applicable law or the partnership agreement in connection with the sale of the Property.

                              REGULATORY APPROVALS

      Other than the filing and distribution of this information statement and the HAP Assumption Approvals, no regulatory approvals are required for the sale.

                              PLANS AFTER THE SALE

      Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership, including costs associated with the litigation the Partnership will be dissolved and its affairs wound up. The Partnership intends to hold back approximately $30,000 to pay for cots associated with certain outstanding litigation involving the Partnership. In addition, the Partnership will reserve approximately $107,000 from the proceeds of the sale of the Property to cover the administrative costs of operating the Partnership until its liquidation and dissolution, including management fees, taxes, the cost of audits, printing and mailing and the preparation and filing of the Partnership's tax returns. Lastly, the Partnership will reserve approximately $2,000 from the proceeds of the sale of the Property to cover costs associated with the dissolution and liquidation of the Partnership. A more detailed summary of the litigation involving the Partnership can be found in this information statement under the heading "Legal Proceedings." See also "Use of Proceeds - Less: Accounts payable, accrued expenses and other liabilities" and "Federal Income Tax Consequences" for a discussion of the tax consequences of the sale of the Property and the liquidation of the Partnership.

                              PARTNERSHIP BUSINESS

      The Partnership is a publicly-held limited partnership organized under the California Revised Limited Partnership Act on October 8, 1986. Upon the Partnership's formation in 1986, Consolidated Capital Equities Corporation, a Colorado corporation, was the sole general partner of the Partnership and the corporate limited partner, a wholly-owned subsidiary of Consolidated Capital Equities Corporation, was the sole limited partner. In 1988, through a series of transactions, Southmark Corporation acquired a controlling interest in Consolidated Capital Equities Corporation. In December 1988, Consolidated Capital Equities Corporation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. In 1990, as part of Consolidated Capital Equities Corporation's reorganization plan, the General Partner acquired Consolidated Capital Equities Corporation's general partner interest in the Partnership, acquired the stock of the corporate limited partner, and the General Partner replaced Consolidated Capital Equities Corporation as managing general partner of the Partnership. The selection of the General Partner as the sole managing general partner was approved by a majority of the unit holders in the Partnership pursuant to a solicitation of the unit holders dated August 10, 1990. All of the General Partner's outstanding stock was owned by Insignia Properties Trust, which acquired the stock through two transactions in December 1994 and October 1995. Effective February 26, 1999, Insignia Properties Trust was merged into Apartment Investment and Management Company, a publicly traded real estate investment trust. Thus, the General Partner is now a wholly-owned subsidiary of Apartment Investment and Management Company. The Partnership Agreement provides that the Partnership is to terminate on December 31, 2036, unless terminated before such date.

      The Partnership's primary business is to operate and hold real estate properties for investment. Funds obtained during the public offering were invested in three existing apartment properties. The Partnership has since sold two of these investment properties. See below for a description of the Partnership's remaining property.

      The Partnership, through its public offering of limited partnership units, sold 172,436 limited partnership units aggregating $17,244,000. The units were sold in two different classes, class "A" units and class "B" units, which are entitled to different rights and priorities as to cash distributions and Partnership allocations. The General Partner contributed capital in the amount of $1,000 for a 1% interest in the Partnership. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions. The General Partner intends to maximize the operating results and, ultimately, the net realizable value of the Partnership's property in order to achieve the best possible return for the limited partners. Such results may best be achieved by holding and operating the property or through property sales or exchanges, refinancings, debt restructurings or relinquishment of the assets. The Partnership evaluates each of its holdings periodically to determine the most appropriate strategy for each of the assets.

      The Partnership is engaged in the business of operating and holding real estate property for investment. The Partnership originally acquired three apartment properties, one of which was sold prior to calendar year 2002. On October 28, 2003, the Partnership sold another of its investment properties, Shadow Brook Apartments. The Partnership continues to hold, own and operate one investment, which is the Property.

      The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.

      For information on certain pending and ongoing litigation and governmental investigations, please refer to the Partnership's most recent report on Form 10-QSB (for the quarterly period ended June 30, 2005) filed with the Securities and Exchange Commission.

                             PARTNERSHIP PROPERTIES

The following table sets forth the Partnership's current investment in real property:

        PROPERTY         DATE OF PURCHASE      TYPE OF OWNERSHIP                USE
-----------------------  ----------------  --------------------------  ---------------------
Hunt Club Apartments         May 1987      Fee ownership subject to a  Apartment - 200 units
  Indianapolis, Indiana                    first mortgage (1)

(1) The Property is held indirectly by the Partnership through a limited partnership, Hunt Club Associates, Ltd.

                                LEGAL PROCEEDINGS

      In March 1998, several putative unit holders of limited partnership units of the Partnership commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. (the "Nuanes action") in the Superior Court of the State of California for the County of San Mateo. The plaintiffs named as defendants, among others, the Partnership, its General Partner and several of their affiliated partnerships and corporate entities. The action purported to assert claims on behalf of a class of limited partners and derivatively on behalf of a number of limited partnerships (including the Partnership) that are named as nominal defendants, challenging, among other things, the acquisition of interests in certain General Partner entities by Insignia Financial Group, Inc. ("Insignia") and entities that were, at one time, affiliates of Insignia; past tender offers by the Insignia affiliates to acquire limited partnership units; management of the partnerships by the Insignia affiliates; and the series of transactions which closed on October 1, 1998 and February 26, 1999 whereby Insignia and Insignia Properties Trust, respectively, were merged into AIMCO. The plaintiffs sought monetary damages and equitable relief, including judicial dissolution of the Partnership. In addition, during the third quarter of 2001, a complaint captioned Heller v. Insignia Financial Group (the "Heller action") was filed against the same defendants that are named in the Nuanes action. On or about August 6, 2001, plaintiffs filed a first amended complaint. The Heller action was brought as a purported derivative action, and asserted claims for, among other things, breach of fiduciary duty, unfair competition, conversion, unjust enrichment, and judicial dissolution. On January 28, 2002, the trial court granted defendants motion to strike the complaint. Plaintiffs took an appeal from this order.

      On January 8, 2003, the parties filed a Stipulation of Settlement in proposed settlement of the Nuanes action and the Heller action. On June 13, 2003, the court granted final approval of the settlement and entered judgment in both the Nuanes and Heller actions. On August 12, 2003, an objector ("Objector") filed an appeal (the "Appeal") seeking to vacate and/or reverse the order approving the settlement and entering judgment thereto. On May 4, 2004, the Objector filed a second appeal challenging the court's use of a referee and its order requiring Objector to pay those fees.

      On March 21, 2005, the Court of Appeals issued opinions in both pending appeals. With regard to the settlement and judgment entered thereto, the Court of Appeals vacated the trial court's order and remanded to the trial court for further findings on the basis that the "state of the record is insufficient to permit meaningful appellate review". With regard to the second appeal, the Court of Appeals reversed the order requiring the Objector to pay referee fees. On April 26, 2005, the Court of Appeals lifted the stay of a pending appeal related to the Heller action and the trial court's order striking the complaint. On April 28, 2005, the Objector filed a Petition for Review with the California Supreme Court in connection with the opinion vacating the order approving settlement and remanding for further findings. On June 10, 2005, the California Supreme Court denied Objector's Petition for Review and the Court of Appeals sent the matter back to the trial court on June 21, 2005. The parties intend to ask the trial court to make further findings in connection with settlement consistent with the Court of Appeal's remand order. With respect to the related Heller appeal, on July 28, 2005, the Court of Appeal reversed the trial court's order striking the first amended complaint. The General Partner does not anticipate that any costs to the Partnership, whether legal or settlement costs, associated with these cases will be material to the Partnership's overall operations.

                   SUMMARY OF THE PURCHASE AND SALE AGREEMENT

      The following summarizes the material terms and conditions of the Agreement. Nothing in this information statement is intended to modify the terms of the written Agreement.

THE PURCHASED ASSETS

      The Partnership has agreed to sell all of the Partnership's interest in and to the Property, together with all the improvements located on the Property and certain associated property. The Agreement also provides for the sale of the four other properties that are owned by affiliates of the Partnership. Certain of the Partnership's assets are excluded from the sale. Subject to the Buyer's right to elect to exclude certain items pursuant to the terms and conditions of the Agreement, the Buyer has agreed to assume the Partnership's liabilities and obligations under the Property's contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable) and the Property's tenant leases after the closing.

      The four other properties being sold pursuant to the Agreement by affiliates of the Partnership are as follows:

       PROPERTY                      BUYER                           SELLER                         PRICE
-------------------------  ---------------------------  --------------------------------------   -----------
Abington I Apartments      Prime Quest Management, LLC  Abington-Oxford Associates, L.P. (1)     $ 2,947,716

Abington II Apartments     Prime Quest Management, LLC  Abington-Oxford II Associates, L.P. (1)    6,030,533

Williamsburg on the Lake   Prime Quest Management, LLC  National Property Investors 8, a          11,759,500
Apartments (2)                                          California Limited Partnership

Pickwick Place Apartments  Prime Quest Management, LLC  Pickwick Place AP XII, LP                 13,212,000

(1) Although Abington I Apartments and Abington II Apartments are treated separately under the Agreement, the Agreement does provide that neither seller of either Abington I nor Abington II shall be obligated to sell their respective property unless simultaneously therewith both properties are acquired by the Buyer, and the Buyer shall not be obligated to purchase either Abington I or Abington II unless simultaneously therewith both properties are sold to the buyer by their respective sellers.

(2) A portion of the consideration for the purchase price of this property will be paid by the Buyer assuming the existing first mortgage loan on the property.

RELATED AGREEMENTS

      Concurrently with the Agreement, two other affiliates of the General Partner each have executed the Related Agreements with the Buyer providing, respectively, for the sale of the following properties:

         PROPERTY                        BUYER                  SELLER                PRICE
---------------------------  ---------------------------  ---------------------   -----------
Salem Courthouse Apartments  Prime Quest Management, LLC  Salem Courthouse, L.P.  $12,473,250

Wyckford Commons Apartments  Prime Quest Management, LLC  Wyckford Commons, L.P.  $ 9,025,500

      The sales of the properties under the Related Agreements are contemplated to close on November 30, 2005, but the Partnership and the other sellers under the Agreement and the Related Agreements have the right to require that all properties under both the Agreement and the Related Agreements close simultaneously.

PURCHASE PRICE AND DEPOSIT

      The purchase price for the Property is $4,551,500, payable as follows: (i) the Property's pro rata allocation of the $320,748 initial deposit made upon the execution of the Agreement (such pro rata allocation is approximately $37,918), to be held in escrow until the closing, (ii) the Property's pro rata allocation of an additional $449,047 deposit made following the reinstatement of the Agreement (such pro rata allocation is approximately $(53,085) to be held in escrow until the closing, and (iii) the balance of the purchase price in cash at the closing. The Related Agreements contain similar provisions, and collectively the Agreement and the Related Agreements require an aggregate initial deposit of $500,000 and an aggregate additional deposit of $700,000. Each property in the disposition pool has been allocated a portion of the initial deposit and the additional deposit based upon the ratio that such property's respective purchase price bears to the aggregate $60,000,000 purchase price for all seven properties.

      The Buyer may receive a credit at the closing equal to the product of (i) the number of tenant units at such property that, as of the closing date, have been vacant for more than seven days and are not in a rent-ready condition, and
(ii) $400. This credit is available with respect to each of the properties, including the Property.

      The initial deposit, along with the additional deposit, are non-refundable, subject to certain circumstances under which the Agreement provides that the aggregate deposit, or a portion thereof, is to be returned to the Buyer (subject to certain escrow provisions set forth in the Agreement).

      Even if the Buyer is entitled to a return of the deposit, the Agreement provides that a portion of the deposit be withheld pending the Buyer's return of certain due diligence materials provided by the sellers. The Related Agreements contain substantially similar provisions regarding return of the deposit thereunder.

PAYOFF OF THE EXISTING LOAN ON THE PROPERTY

      The existing loan from Arcs Commercial Mortgage Co., L.P., which has been assigned to Federal Home Loan Mortgage Corporation, in the original principal amount of $3,900,000 will be paid in full from the proceeds of the purchase price upon the closing of the sale of the Property. The fees, costs, and penalties incurred in connection with this pay off will be paid by the Buyer and the purchase price shall be reduced by the amount of such fees, costs and penalties.

CLOSING

      The sale of the Property is scheduled to occur on November 30, 2005. The Partnership and the sellers of the Abington I Apartments and Abington II Apartments have the option, by delivering notice to the Buyer no later than 9 days prior to the closing, to extend the closing date to any date on or before December 30, 2005, if any of these sellers determine that such extension is desirable in connection with the prepayment of the loans encumbering their respective properties. Further, the Partnership, and any other seller under the Agreement, may extend the closing (i) for up to 30 days to satisfy a condition to be satisfied by the Partnership or any other seller, (ii) in order to finalize the drafting with lender and lender's counsel of all documents necessary or desirable to accomplish a loan assumption and release, or (iii) such later date as is mutually acceptable to the sellers and the Buyer.

      In the event that either the Williamsburg Loan Assumption Approval or the HAP Assumption Approvals have not been obtained by November 30, 2005, then the sellers may (a) terminate the Agreement in its entirety, in which case the deposit shall be returned to the Buyer (except if the Buyer is in default), (b) terminate the Agreement with respect solely to (i) Williamsburg on the Lake if the Williamsburg Loan Assumption Approval has not been obtained, and/or (ii) Williamsburg on the Lake, Abington I and II, as applicable, if the HAP Assumption Approval has not been obtained, in which case the Buyer and the remaining sellers (including the Partnership) shall proceed to close the other properties, and a pro rata portion of the deposit shall be returned to the Buyer (based on the proportion that the purchase prices of the terminated properties bear to the aggregate purchase price of all properties under the Agreement), unless the Buyer is in default, or (c) extend the date for closing on all of the properties until December 15, 2005. If the sellers elect to extend the closing date and either the Williamsburg Loan Assumption Approval or the HAP Assumption Approvals have not been obtained by December 15, 2005, then the sellers again shall have the options set forth under (a) and (b) above, and if the sellers elect to proceed with closing on the properties for which all conditions have been satisfied, then the closing shall be December 22, 2005, subject to extension to any date on or before December 30, 2005 as described in the preceding paragraph.

      Further, because the Agreement has been prepared and executed in conjunction with the Related Agreements, and all such respective sales are dependant upon each other, the sellers may extend the closing date of the Agreement to accommodate a simultaneous closing of Agreement and the Related Agreements.

REPRESENTATIONS AND WARRANTIES

      The Agreement contains certain customary representations and warranties by each seller under the Agreement, including the Partnership, which representations and warranties include, without limitation, representations and warranties regarding corporate existence and qualification; corporate authority; non-contravention of existing contracts; validity and enforceability of the Agreement; possessory interest in the applicable property; "non-foreign person" status; litigation; governmental violations; material defaults under property contracts; accuracy of each property's rent roll; absence of bankruptcy and dissolution events; intentional omission or elimination of due diligence materials; occupancy of apartments by employees; collective bargaining and other employment agreements; the application of the Indiana Responsible Property Transfer Law; and hazardous or toxic materials. The Partnership's representations and warranties survive for a period of nine months after the closing on the Property. The sellers under the Agreement and the Related Agreements negotiated an aggregate maximum liability of $1,000,000 for breaches of all representations and warranties by all of the sellers under the Agreement and the Related Agreements. As a result, it is possible that the Partnership could be liable for up to $1,000,000 for a breach of the Partnership's representations and warranties under the Agreement. The aggregate $1,000,000 cap is subject to a pro rata reduction (based upon a property's allocated purchase price) if the Agreement or the Related Agreements are terminated with respect to one or more of the properties.

      The Agreement also contains certain customary representations and warranties by the Buyer.

COVENANTS

      Each seller under the Agreement, including the Partnership, has agreed that from the effective date of the Agreement through the closing of the Agreement, each will continue to operate its respective property in the ordinary course of business. Each seller under the Agreement, including the Partnership, also has agreed to certain additional covenants which may affect the operation of the Partnership prior to closing, including: restrictions on entering into new property contracts and leases, requirements to materially comply with property contracts, a commitment to provide the Buyer with updated rent rolls at various points between the execution of the Agreement and the closing, a covenant to maintain existing insurance, a covenant to make necessary reasonable repairs and to keep the properties in substantially the same condition as of the expiration of the Buyer's feasibility review period, ordinary wear and tear, casualty and condemnation excepted and subject to certain provisions of the Agreement regarding casualty and condemnation (provided, however, that the foregoing covenant does not obligate a seller in any manner to upgrade or make capital improvements to its property), and restrictions on disposition of fixtures and tangible personal property, material alterations, and creation of liens and encumbrances.

CONDITIONS TO THE PARTIES' OBLIGATION TO CLOSE

Sellers' Conditions to Closing

      Each seller's, including the Partnership's, obligation to complete the sale of its respective property is subject to certain customary conditions. Such conditions include, among other things, the following:

      - Each seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Agreement, including, without limitation, a tax free exchange (and the amendment of any such seller's (or such seller's affiliates' partnership or other organizational documents in connection therewith) (i) from such seller's unaffiliated partners, members, managers, shareholders or directors to the extent required by such seller's (or such seller's affiliates') organizational documents, and (ii) as required by law;

      -     The Williamsburg Loan Assumption Approval has been obtained; and

      -     The HAP Assumption Approvals have been obtained.

      If the conditions to closing fail with respect to a particular property, then except as set forth above with respect to the Williamsburg Loan Assumption Approval and the HAP Assumption Approval, the applicable seller of such property may elect to either waive such condition or terminate the Agreement with respect to such property; provided that if a seller so elects to terminate the Agreement with respect to its property, then the other sellers also may elect to terminate the Agreement with respect to their properties, or proceed to closing. In such instance, the deposit may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.

      In addition, the sellers have the right to condition the closing of the sale of the Property, and all properties, upon the closing of the sale of the other two properties being sold under the Related Agreements. If the Buyer terminates either of the Related Agreements, sellers have the option to terminate the Agreement it its entirety. If the respective sellers under either of the Related Agreements terminate such agreement, or if both sellers so terminate, the sellers shall have right to terminate the Agreement in its entirety.

      If a seller fails to obtain any consents from such seller's unaffiliated partners, members, managers, shareholders or directors to the extent required by such seller's (or such seller's affiliates') organizational documents, and the Agreement is terminated with respect to such seller's property and such property is not conveyed to the Buyer because of such failures, then the seller is required to pay the Buyer its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with the property for which the Agreement has been so terminated, which damages shall not exceed $25,000 (individually) for each property so terminated.

Buyer's Conditions to Closing

      The Buyer's obligation to complete the sale of all properties, including the Property, also is subject to certain customary conditions. If such conditions fail with respect to a particular property, then, subject to the terms of the Agreement, Buyer has the option of either waiving such condition or terminating the Agreement with respect to such property and receiving a pro rata portion of the deposit (based on the proportion that the purchase price for such property bears to the aggregate purchase price of all properties under the Agreement); provided that if the Buyer elects to terminate the Agreement with respect to a particular property, the sellers have the right to require that the Buyer must purchase all five properties subject to the Agreement or terminate the Agreement in its entirety.

DEFAULT

      If the Buyer defaults in its obligations under the Agreement and does not cure the same within the cure period, if any, provided therein, then sellers may terminate the Agreement and retain the deposit; provided, however, if the Buyer's default is not capable of being cured, does not preclude Buyer from closing (and the Buyer is ready, willing and able to timely close), and does not materially adversely affect the sellers or the ownership, operation or maintenance of any property (or create any liability or loss for any seller or any property), then such default shall not permit sellers to retain the deposit if they terminate the Agreement because of such default.

      If a seller, including the Partnership, defaults in its obligations under the Agreement and does not cure the same within the cure period, if any, provided therein, then Buyer may either seek specific performance of such seller's obligations under the Agreement (but not damages), or terminate the Agreement with respect to such property; provided that if the Buyer elects to terminate the Agreement with respect to a particular property, the sellers have the right to require that the Buyer must purchase all five properties subject to the Agreement or terminate the Agreement in its entirety. If the Buyer elects to terminate the contract with respect to a property, then a pro rata portion of the deposit (based on the proportion the purchase price of the terminated property bears to the purchase price of all properties under the Agreement) is to be returned to the Buyer. Additionally, Buyer may recover direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with the properties for which the Agreement has been terminated, subject to a negotiated aggregate maximum of $200,000 for all of the properties under both the Agreement and the Related Agreements. As a result, it is possible that the Partnership could be liable for up to $200,000 for out-of-pocket expenses incurred by the Buyer. The aggregate $200,000 cap is subject to a pro rata reduction (based upon a property's allocated purchase price) if the Agreement or the Related Agreements are terminated with respect to one or more of the properties.

      In addition to the foregoing, if the Agreement is terminated in its entirety because of either (i) a default by a seller, or (ii) the failure of a seller to obtain all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Agreement, including, without limitation, a tax free exchange (and the amendment of such seller's (or such seller's affiliates' partnership or other organizational documents in connection therewith) from such seller's unaffiliated partners, members, managers, shareholders or directors to the extent required by a seller's (or a seller's affiliates') organizational documents, then, in addition to any other payments due by sellers to the Buyer under the Agreement, sellers collectively are required to pay the Buyer its actual and documented fees paid to third-party prospective lenders (in conjunction with potential financing associated with the Buyer's acquisition of the properties) for application fees, rate-lock fees, and third-party reports in an amount not to exceed (in aggregate for all sellers under the Agreement) $32,000. The Related Agreements contain a similar provision requiring the sellers thereunder to pay an aggregate of $18,000 (for both Related Agreements) to the Buyer. These figures were derived based on an aggregate negotiated cap of $50,000 for all seven properties in the pool.

CERTAIN OTHER TERMINATION RIGHTS

      The Buyer has the right to terminate the Agreement with respect to a particular property upon major property damage (cost of repairs exceed $300,000) or condemnation of a material portion of the property; provided that if the Buyer elects to terminate the Agreement with respect to a particular property, the sellers have the right to require that the Buyer must purchase all five properties subject to the Agreement or terminate the Agreement in its entirety. In such instance, the deposit (or a pro rata portion thereof based on the purchase prices of the terminated properties) is to be returned to the Buyer.

      The Buyer has the right to terminate the Agreement if, after the expiration of the Buyer's feasibility review period, any update to the commitment to insure title to any property under the Agreement discloses a material matter affecting the title to such property that (a) was not caused by the Buyer or its consultants, (b) was not reflected on the original commitment to insure title of such property delivered during the Buyer's feasibility review period, and (c) the applicable seller, in such seller's sole discretion, does not agree to cure such matter. In such instance, the deposit is to be returned to the Buyer.

EXPENSES AND CLOSING COSTS

      The Buyer shall pay any transfer, mortgage assumption (to the extent applicable to a property), sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against any property, any premiums or fees required to be paid by the Buyer with respect to its title policy for the properties and one-half of the customary closing costs of the escrow agent for the sale of all properties. Each seller, including the Partnership, shall pay the base premium for the title policy and one-half of the customary closing costs of the escrow agent. To the extent that the Buyer desires that a new survey of any property be prepared (or that an existing survey be updated), and the Buyer requests the same in accordance with the Agreement, the Buyer shall pay to the applicable seller

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75% of the costs of the applicable existing survey and any new or updated survey and the applicable seller shall pay the remaining 25% of such costs.

      In addition, the sellers shall pay any fees, commissions, and expenses due and owing to the transaction broker, Marcus and Millichap, pursuant to a separate agreement.

                      WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

      You should only rely on the information incorporated by reference or provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.

      We are "incorporating by reference" into this information statement certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information contained directly in this information statement. These documents contain important information about us and our finances. This information statement incorporates by reference:

      - Our annual report on Form 10-KSB for the year ended December 31, 2004.

      - Our quarterly report on Form 10-QSB for the period ended March 31, 2005.

      - Our quarterly report on Form 10-QSB for the period ended June 30, 2005.

      All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                           c/o THE ALTMAN GROUP, INC.
                                1200 Wall Street
                                    3rd Floor

                               Lyndhurst, NJ 07071
                            Telephone: (800) 217-9608

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

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

      Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.

      The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:      c/o THE ALTMAN GROUP, INC.
              1200 Wall Street
              3rd Floor
              Lyndhurst, NJ 07071

By telephone: (800) 217-9608

By facsimile: (201) 460-0050

      A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.

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